Exhibit 10.37
BREEZE-EASTERN CORPORATION
INCENTIVE STOCK OPTION AGREEMENT
     Agreement dated as of August 17, 2009 between Breeze-Eastern Corporation, a Delaware corporation (the “Company”), and Donald Michael Harlan, Jr. (“Optionee”), residing at 1321 Leighton Circle, Louisville, KY 40222.
     Whereas, the Board of Directors of the Company has approved a letter agreement between the Company and Optionee providing for, among others, the employment of Optionee by the Company and, in connection therewith, the granting to Optionee of a stock option to purchase shares of common stock of the Company upon the terms and conditions hereinafter stated.
     NOW THEREFORE, in consideration of the covenants herein set forth, the parties agree as follows:
1.	Shares & Price. The Company grants to Optionee the right to purchase, upon and subject to the terms and conditions herein stated, all or any part of 100,000 shares of common stock ($.01 par value) of the Company (the “Shares”), for cash at the price of $6.05 per share.

2.	Term of Option. This option shall expire on August 17, 2019.

3.	Installments. Subject to the provisions hereof, this option shall become exercisable in one or more installments set forth below. Each installment shall be for the numbers of Shares and exercisable (in whole or in part) upon and after the dates set forth.

DATE	NUMBER OF SHARES
August 17, 2010	33,333 Shares
August 17, 2011	33,333 Shares
August 17, 2012	33,334 Shares
The installments shall be cumulative; i.e., this option may be exercised, as to any or all shares covered by an installment, at any time after an installment becomes exercisable and until expiration or termination of this option.

4.	Exercise. This option may only be exercised by delivery to the Company of (i) a written notice of exercise, in form acceptable to the Company, stating the number of Shares then being purchased hereunder, and (ii) a check or cash, in the amount of the purchase price of such shares (or, at the discretion of the Board of Directors, with Shares of the Company with a market value equal to the purchase price at date of exercise).

5.	Termination of Employment. If Optionee ceases to be employed by the Company or a subsidiary thereof for any reason other than his death, disability or Retirement (as defined in Paragraph 7(a) below), either Optionee or the person entitled to succeed to his rights hereunder shall have the right, at any time within three (3) months after such termination of employment and prior to the expiration of this option pursuant to Paragraph 2 hereof, to exercise this option to the extent, but only to the extent, that this option was exercisable and had not previously been exercised at the date of such termination of employment; provided, however, that all rights under this option shall expire in any event on the day specified in Paragraph 2 hereof or three (3) months after the employment of Optionee terminates, whichever first occurs.

6.	Death of Optionee & No Assignment. The option shall not be assignable or transferable except by will or by the laws of descent and distribution and shall be exercisable during his lifetime only by the Optionee. If Optionee shall become disabled or die while in the employ of the Company, the Optionee or the person entitled to succeed to his rights hereunder may exercise this option until the first to occur of (i) the date one year from the date of the Optionee’s disability or death, or (ii) the date such option expires pursuant to Paragraph 2 hereof to the extent that Optionee was entitled to exercise this Option at the date of his disability or death.

7.	Retirement. (a) “Retirement” and “Retire(s)” are defined to mean that the Optionee ceases to be employed by the Company for other than cause after reaching sixty (60) years of age and having not less than ten (10) years of service with the Company.
          (b) Notwithstanding any other provision of this agreement, if Optionee Retires, then if this option was granted to Optionee more than six (6) months prior to Optionee’s Retirement, this option shall be deemed to be fully vested and immediately exercisable at the date of Retirement.
          (c) Optionee, or any person entitled to succeed to his rights hereunder, shall have the right, at any time within three (3) years after Retirement and prior to the expiration of this option, to exercise this option to the extent, but only to the extent, that this option was exercisable and had not previously been exercised at the date of Retirement (after giving effect to the provisions of Paragraph 7(b) above).
          (d) Provided, however, that all rights under this option shall expire in any event on the day specified herein as the date of option expiration or three (3) years after the date of Optionee’s Retirement, whichever first occurs.
8.	Employment of Optionee. In consideration of the granting of this option by the Company, the Optionee agrees to render faithful and efficient services to the Company or a subsidiary thereof, with such duties and responsibilities as the Company or such subsidiary shall from time to time prescribe, for a period of at least one year from the date this option is granted or until Optionee Retires as defined in Paragraph 7(a) above, whichever first occurs. Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or any subsidiary thereof or shall interfere with or restrict in any way the rights of the Company, and its subsidiaries, which are hereby expressly reserved, to discharge the Optionee at any time for any reason whatsoever, with or without good cause.

9.	No Rights as Stockholder. Optionee shall have no rights as a stockholder with respect to the Shares covered by the option until the date of the issuance of stock certificates to him. No adjustment will be made for dividends or other rights for which the record date is prior to the date such stock certificates are issued pursuant to the exercise of options granted hereunder.

10.	Shares Purchased for Investment. Optionee represents and agrees that if he exercises this option in whole or in part, he shall acquire the Shares upon such exercise for the purpose of investment and not with a view to their resale or distribution. The Company reserves the right to include a legend on each certificate representing Shares subject to this option, stating in effect that such shares have not been registered under the Securities Act of 1933, as amended.

11.	Change of Control. In the event of a “Change in Control” of the Company, as defined in Exhibit A hereto, notwithstanding anything in this Agreement to the contrary, all stock options granted hereunder then outstanding shall become fully exercisable as of the date of the Change in Control.

12.	Gender. Unless the context otherwise requires, the masculine gender includes the feminine.

13.	Notices. Any notices or other communication required or permitted hereunder shall be sufficiently given if delivered personally or sent by registered or certified mail, postage prepaid, to the Company at its corporate headquarters, and to the Optionee at the address above, or to such other address as shall be furnished in writing by either party to the other party, and shall be deemed to have been given as of the date so delivered or deposited in the United States mail, as the case may be.
     IN WITNESS WHEREOF, the parties hereto have executed this agreement.

BREEZE-EASTERN CORPORATION
(“COMPANY”)

Name:	Robert L.G. White
Title:	President and Chief Executive Officer

Donald Michael Harlan, Jr.
Grant Number: 002278

Exhibit A to Stock Option Agreement
Definition of “Change in Control,” as referenced in Section 11 of the Stock Option Agreement:
“Change in Control” means the occurrence of any one (or more) of the following events:
1. Any one person, or more than one person acting as a group, as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”), acquires ownership of Common Stock that, together with the Common Stock already held by such person or group, constitutes more than 50% of the total Fair Market Value or the total voting power of the stock of the Company;
2. Any one person, or more than one person acting as a group, as defined in Section 13(d)(3) of the Exchange Act, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that possesses 35% or more of the total voting power of the stock of the Company;
3. A majority of the members of the Company’s Board of Directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board of Directors prior to the date of such appointment or election;
4. A change in ownership of a portion of the assets of the Company, which portion of the assets has a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the Company’s assets which shall be deemed to be equal to the total Fair Market Value of all the Company Stock;
5. The stockholders of the Company shall approve an agreement providing either for a transaction in which the Company will cease to be an independent publicly owned Company or for a sale or other disposition of all or substantially all of the assets of the Company; or
6. A tender offer or exchange offer is made by any person, including a group as defined in Section 13(d)(3) of the Exchange Act, for such amount of shares representing a majority of the voting power of the Company with respect to the election of the Company’s Board of Directors, and at least such amount of shares of Common Stock are acquired pursuant to such tender offer.
With respect to the foregoing provision, the following definition shall apply:

“Fair Market Value” means the fair market value of the Shares determined as follows:
•	if the Shares are publicly traded and are then listed on a national securities exchange, the closing price on the date of determination on the principal national securities exchange on which the Shares are listed or admitted to trading;

•	if such Shares are quoted on the NASDAQ National Market, its closing price on the NASDAQ National Market on the date of determination;

•	if such Shares are publicly traded but are not listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices for the Shares on the date of determination; or

•	if none of the foregoing is applicable, the weighted average of the mean selling price of the Shares on the nearest date before and the nearest date after the determination date.